Exhibit 99.1

American Physicians Capital, Inc. Completes $20 Million
Authorization and Adds an Additional $20 Million to
10b5-1 Stock Repurchase Plan

EAST LANSING, Mich.--(BUSINESS WIRE)--December 11, 2008--American Physicians Capital, Inc. (NASDAQ:ACAP) today announced it has completed its October 2007 $20 million authorization under its 10b5-1 stock repurchase plan. In addition, the Company’s Board of Directors authorized today an additional $20 million to be allocated to the Company’s stock repurchase plan under Rule 10b5-1. Today’s authorization is in addition to the $10 million that was authorized by the Board on December 4, 2008.

“We are pleased that we can continue to deliver value to our shareholders through our repurchase program,” stated President and Chief Executive Officer R. Kevin Clinton. “We believe our Company continues to be well capitalized, as such our stock repurchase program will remain an integral part of our capital management strategy going forward.”

Through December 10, 2008, the Company has repurchased 1,243,970 shares utilizing $49.6 million of equity in 2008. The Company has the following outstanding share repurchase authorizations:

		Type of		(In thousands)
Date Approved	Authorization	Repurchase		Amount	Amount
By Board	Year	Plan		Authorized	Remaining (1)
October 29, 2007	2008	Rule 10b5-1		$20,000	COMPLETED	(2)
December 4, 2008	2008	Rule 10b5-1		$10,000	$10,000	(3)
December 11, 2008	2008	Rule 10b5-1		$20,000	$20,000	(3)
February 7, 2008	NA	Discretionary	(4)	$25,000	$21,409
				$75,000	$51,409
NA = not applicable
(1) As of December 10, 2008.
(3) Completed authorization on December 11, 2008.
(3) Amount can be rolled over into 2009 and will terminate on December 31, 2009 if not completed.
(4) All shares will be repurchased under management's discretion in the open market or in privately negotiated transactions during the Company's normal trading windows.

Depending on market conditions, the Company may conduct additional discretionary repurchases in the open market or in privately negotiated transactions during its normal trading windows. Any discretionary repurchases will be made under the outstanding February 2008 authorization, which has $21.4 million remaining as of today.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest and New Mexico markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statement

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. These include statements concerning the continuance of discretionary repurchase transactions made during open trading windows and the expected continuation of share repurchases under the Company’s Rule 10b5-1 plan. In addition, when we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, unexpected requirements for cash, including for acquisitions, changes in the Company’s business prospects, the market price of the Company’s stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
American Physicians Capital, Inc.
Ann Storberg, Investor Relations, 517-324-6629